A PROFESSIONAL SERVICES FIRM
Certified Public Accountants | Business Consultants
dm-t
decoria • maichel • teague
1105 W. Francis, Suite A
Spokane, Washington 99205

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 2, 2005, with respect to the balance sheets of Little Squaw Gold Mining Company as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended and from the date of inception on March 26, 1959 through December 31, 2004, which report appears in a Form SB-2 registration statement dated February 8, 2006.

DeCoria, Maichel & Teague P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
February 8, 2006